                                                                    EXHIBIT 99.2
                                                                          Page 1

EMCORE is not responsible for any transcription errors herein:


EMCORE CORPORATION
THIRD QUARTER
FISCAL YEAR 2004
EARNINGS CONFERENCE CALL
AUGUST 3, 2004


OPERATOR: Good morning ladies and gentlemen, welcome to the Emcore Third Quarter Fiscal year 20004 Earnings Conference call. At this time, all participants have been placed on a listen only mode and the floor will be open for questions following the presentation. Also, you may listen to the webcast by logging on to www.emcore.com. It is now my pleasure to turn the floor over to your host, Mr. Victor Allgeier. Sir, you may begin.

VICTOR ALLGEIER: Thank you and good morning everyone. Yesterday after the close of markets, Emcore released its fiscal 2004 Third Quarter and nine month results. By now you should have received a copy of the press release, if you have not received a release, please call our office at 212-227-0997. With today from Emcore are Rueben F. Richards Jr., President and Chief Executive Officer, Tom Werthan, Vice President and Chief Financial Officer and David Hess, Vice President of Finance. Tom will review the financial results and Reuben will discuss business highlights before we open the call up to your questions. Before we begin, we would like to remind you that some of the comments made during the conference call and some of the responses to your questions by management may contain forward-looking statements that are subject to risk and uncertainties as described in Emcore's earnings press release and filings with the SEC. I will now turn the call over to Tom.

TOM WERTHAN: Thanks Vic and good morning to everyone and thank you for joining us as we review our third fiscal quarter of 2004. Just to remind everyone, during the first quarter of this fiscal year, we did sell our turbo disk division so while revenues are referred to both in the quarter and historically have been restated in accordance with GAAP to eliminate any turbo disk revenues in order that the comparison be more meaningful to everybody. With that, let me review out operating results for the quarter.

Revenues for the quarter came in at $21.2 million, which represents an increase of 25% year over year but a decrease of 8% sequentially. Year to date revenues totaled 67.5 million and that represents an increase of 56% or 24.3 million when compared to last year and let me review the product line results. On electronic materials revenues came in at 2.6 million, that's a 7% decrease year over year and 12% sequential decrease. Fiber optics including our cable TV product lines came in at 11.9 million, that's a 6% increase year over year and a 16% decrease sequentially and finally photovoltaics revenues came in at 6.8 million, that's 123% increase year over year and 11% sequentially.

During the quarter as we indicated in our press release, we did anticipate shipping our new transceiver products. That product did not ship because of contaminated materials, specifically we send our lasers out for packaging and contaminated parts related to humidity issues caused failures during our final test procedures and we decided not to ship the finished modules. We believe the materials and packaging issues are resolved and product shipments did commence the week of July 12, 2004. There is a strong demand flow on this product from our customer and we are working diligently to ramp production and meet their shipping requests.

Gross margins of 2% were down from last year's margins of 12% and a few issues impacted gross margins. One, obviously, was lower revenues; we absorbed less overhead which impacts gross margins. The volumes decreased on our die and array fiber optic lines and these product lines are very volume driven. Essentially fab and labor costs remained pretty static so a decrease in volume negatively affects our gross margins, but these volumes will increase this quarter. And finally, product mix was unfavorable during the quarter. Photovoltaics revenues as I mentioned, increased 11% and that represented 31% of our revenues and since this is our lowest gross margin product it negatively affects our margin.

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                                                                    EXHIBIT 99.2
                                                                          Page 2


Operating expenses for the quarter totaled $12.3 million, a sequential increase of $900,000. The increase was all related to R&D as SG&A was essentially flat. Included in research and development this quarter was a charge of 1.3 million dollars related to the contaminated parts I referred to just moments ago and indicated in our press release. Net of this charge related to the contaminated parts, R&D would have declined by about $400,000. Separately, we have identified opportunities in our current structure and believe we can eliminate an additional 1.5 million per quarter over the next three to six months.

The operating loss for the quarter was 11.8 million, an increase of 3.2 million sequentially. The gross margin impact of 2.3 million coupled with the $900,000 increase in R&D did account for the increase. Below operating expenses, interest expense decreased by $823,000 year over year and about a half a million sequentially and that was due to the restructuring of our debt which reduced our debt by about 65 million dollars, the result of the exchange offer back in February. Gelcore (sp?) is a joint venture with General Electric Lighting, enjoyed their most profitable quarter and our portion of Gelcore's income amounted to about $350,000.

Net loss for the quarter was about 12.5 million or 27 cents per share. This compares to a loss of 9.2 million or 25 cents per share a year ago and a profit of 1.8 million or 4 cents per share sequentially. Last quarter did include a net gain on the extinguishment of debt and discontinued operations in the amount of about 12 million, excluding this gain, which is a non GAAP presentation, net loss last quarter would have been 10.2 million or 24 cents per share.

Let me turn to the balance sheet. Cash and cash equivalents at June 30th totaled $58.0 million, representing a net decrease from March 31st of 12.5 million and let me review our cash usage during the quarter. As mentioned, the decrease was
12.5 million and disbursements for non-operating items totaled about 5 million, leaving an operational cash flow of about 7.8 million. The non-operating items consisted of our interest on our subordinated debentures of 1.8 million, 1.7 million on capital equipment expenditures and 1.3 million for the acquisition of Corona Optical Systems, which took place in the quarter. Unfavorable changes in working capital contributed to the decrease.

Working capital component changes were about 3 million unfavorable, and increase in accounts receivable of about 3 million accounts for most of it. Accounts receivable did increase predominantly because we shipped greater than 60% of our revenues during the last month in the quarter. Depreciation and amortization totaled 3.7 million. Backlog at June 30th totaled 38.2 million, that's an increase of almost 3 million since March. Orders received amounted to 24.2 while shipments were 21.2 or book to bill was 1.13 to 1.

In summary, we are certainly disappointed with the ramp in our new 10 gig transceiver but we are now shipping and ramping production. As mentioned, we've identified about 1.5 million in quarterly savings which, depending on product mix, will reduce our EBITDA to about 28 million dollars per quarter. Looking ahead to the September quarter, we expect revenues to increase about 20% to the 25 million dollar range and with that, I'd like to turn the call over to Reuben.

REUBEN RICHARDS: Thanks Tom. I'm going to begin with some general commentary and then move to some specific strategic and market discussions and then a product line review. Clearly the most visible aspect of the June quarter was the supply chain problem which caused Emcore to hold scheduled shipments of its 10 gig ready for net transceiver and it resulted in a 4 million dollar revenue shortfall for that product line as well as a 1.3 million charge pending returns to the vendors and while this was a disappointment from a revenue standpoint, the company had anticipated that fiber optic revenues for the June quarter would have increased 13% over the previous quarter's 16 million, based on purchase orders in hand and the customer shipment schedule. However, the company did all the right things in response to this issue by holding shipments and working with our vendor and our customer to achieve an optimal outcome. We have made organizational and process changes and feel, along with

                                                                    EXHIBIT 99.2
                                                                          Page 3


our customer and our vendors that these issues are resolved and we began vol ume shipments on a weekly basis beginning July 12.

On other issues, the company was able to make progress on a number of strategic initiatives. The priorities for the June quarter were: one; execution of the company's product strategy, particularly around 10-gig or Ethernet where Emcore enjoys a substantial market position and product demand for Emcore's products, which operate at 10-gig over copper, multi mode or single mode fiber is substantial. Secondly, to improve operational efficiencies in manufacturing profitability generally causing cash flow from operations. On the 10-gig market, this is a market space where Emcore is seeing substantial demand for its products from 10-gigabit toasters and roasters through OC192 transceivers. We have recently received, and these numbers are not included in backlogs because they don't fall within the quarter, 6 million in purchase orders through the balance of calendar year '04. This is a significant increase over forecasted demand for these products and calendar year '05 forecast from these - from the three customers that we have qualified these parts with indicate a surge available market or SAM of over 50 million and while there is no guarantee of what percentage of that market that Emcore will get, we are currently the primary vendor to these three customers on the OC192 link.

On the 10-gig Ethernet market, Emcore continues to be the only qualified source of the impact modules and we expect to deliver over 10 million dollars, which is what we have in backlog and currently in handed purchase orders over the next two quarters on these modules.

On improving profitability, the June quarter does not reflect well as far as this goes but we have addresses those issues and expect a significant rebound in terms of financial performance in this September quarter. We have identified approximately 1.5 million dollars a quarter in cost savings, much of this through consolidation of shared services at different locations within Emcore. We expect these savings to be realized over this quarter and next quarter and - and as Tom pointed out, we have substantially reduced our cash break even from a revenue standpoint.

On a product line discussion, revenues in satellite communications, revenues continue to grow quarter over quarter, improving 11% from the previous quarter. We expect to see a 10 to 15% sequential growth in revenues in the September quarter. The book to bill was significant at 1.9 to 1, improving backlog over 20 million. New orders are split 70/30 government and commercial. Further, operationally, line yields improved by 9%. In sat com, we have seen a substantial operational turnaround in this business, from losing approximately 4 million dollars a quarter just three quarters ago to effectively break even and we expect this operation to generate cash in this current quarter.

With regard to the new product opportunities, we are seeing tremendous interest in Emcore's new terrestrial solar cell and concentrator technology from both domestic and foreign customers and while it is still early in the market development of this technology, it looks as if there will be some commercial revenues in fiscal year '05 on a terrestrial basis.

In fiber optics, for the reasons discussed earlier, revenues were below plan at a little under 12 million. On the digital side of the business, the book to bill was 1.5 to 1 which, even if adjusted for the revenue shortfall would still be better than 1.2 to 1 in terms of a book to bill. On the 10-gigabit OC192 market, this is a market which has heated up dramatically in the last three months and we have three customers where we are the primary vendor and as I said earlier, have issued approximately 6 million dollars in purchase orders between now and the end of the calendar year with substantial follow on orders thereafter.

As Tom pointed out, during the period we also acquired Corona optical Systems. This expands Emcore's customer base among tier one customers and gives Emcore a very efficient, ultra small form fiber optical platform for high density switches in both the telecom and Ethernet markets. The latest 12 month revenues for Corona were 2.9 million; the forecast going forward is approximately 4 million.


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                                                                    EXHIBIT 99.2
                                                                          Page 4


In the analog side of the business for cable television, we met revenue expectations and strategically we were able to expand market share in China, which is one of the fastest growing markets for laser modules, from about 25% to 50%. We were able to penetrate new platforms at existing customers with new product and we expect revenue ramp sequentially this quarter from last based on these new design wins.

In general, in fiber optics, we continue to move products to contract manufacturers in Asia as they reach critical mass in terms of unit volume and as a results, we expect to see improved gross margins as we hit these volume targets.

On the R/F side of the business, revenues were flat but met expectations. The strategy here has been to take market share from some of the weaker competitors in the market space. During the quarter, we were selected as Anadigix (sp?) primary vendor across a broad array of products, including GSM, TMA and wireless LAN applications. New products in the R/F side; we began during the quarter to begin shipment of pre-production volumes, these are early stage volumes of galleon-nitride based field effect transistors for high power and switch applications. We expect this product line to be a significant revenue contributor in calendar year - fiscal year '05.

And Gelcore, once again, turned in a profitable quarter as Tom pointed out, one of the best quarters since its inception and it is on target to hit its 70 to 75 million in revenues this year. New platforms with applications in transportation and signage display and commercial refrigeration are driving revenue growth. The outlook for conventional lighting applications remains strong, with products scheduled for calendar year '05 deployment.

In closing, the company is well positioned to rebound from the experience of the June quarter with a lower cost structure, sequential revenue growth of over 20% and substantially improved operational profitability in the September quarter. And with that, operator, I will turn it over to Q and A.

OPERATOR: Thank you sir. The floor is now open for questions. If you do have a question, please press *1 on your touch tone phone. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. We do ask that when you pose your question, that you please pick up the handset to provide optimum sound quality. Once again, that is *1 to ask a question.

Our first question is coming from Pierre Macaneau of Needham and Company.

PIERRE MACANEAU: Hi Tom and Reuben.

REUBEN RICHARDS: Hey Pierre.

PIERRE MACANEAU: So can you tell us how, what is the break even for operations and for EPS for break even revenue and also, the savings, is it going to be mostly R&D or SG&A or equally divided somehow?

TOM WERTHAN: Pretty divided on the cost savings Pierre, it'll come from, you know, SG&A, R&D as well as cost of goods sold. The break even from a EBITDA standpoint is depending on product mix and we think it's going to be heavily favored towards much higher gross margin products, specifically what Reuben mentioned on the OC192 product line and the 10 gigabit transceiver line, the LX4 product. We can get down to about a 28 million run rate for EBITDA and our depreciation and amortization in that is about 3.9 million. Other non-cash items in the panel are about a half a million on that, so 4.4 million on G&A, on a 28 million run rate, given optimal product mix.

PIERRE MACANEAU: And for the EPS?

TOM WERTHAN: Obviously somewhat higher than that, with the D&A (sp?) in the other, you should be at around 32 to 33 million.


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                                                                    EXHIBIT 99.2
                                                                          Page 5


PIERRE MACANEAU: OK. And last thing, the recent acquisition, the Corona, if I heard well, last quarter was 2.9 million and going forward, 4 million, correct?

TOM WERTHAN: No, no -the 2.9 million was trailing 12 months and the 4 million is the estimate for the next 12 months.

PIERRE MACANEAU: OK and right now, is that accretive?

TOM WERTHAN: We're at about a break even right now.

PIERRE MACANEAU: OK.

TOM WERTHAN: Hoping that they ramp a little faster because they are in with some tier one customers that have indicated product pull.

PIERRE MACANEAU: That's break even EPS?

TOM WERTHAN: Correct.

PIERRE MACANEAU: OK, thank you.

OPERATOR: Thank you, our next question is coming from Alan Wargowski (sp?) of CIBC World Markets.

ALAN WARGOWSKI: Hi Tom. When you sold the turbo disk business, there's provisions for Veto (sp?) to make some additional payments to you for, I guess it's one half of your revenues - or one half of turbo disk revenues over 40 million each year for the next two years and Veto has been putting up some very good numbers in that area with some excellent orders and back log, according to their conference call, could you give us a little color on that please?

REUBEN RICHARDS: Sure. We still operate, you know, in the same building so we're pretty familiar with their operations. Right now it looks like, you know, we're pretty comfortable that we will see between 12 and 15 million come next January from Veto on the earn out, which would leave, you know, a maximum of 5 to 8 million the following year. It is possible that it would be higher than that, but right now it's looking, you know, between 12 and 15 million.

ALAN WARGOWSKI: And that's paid in cash at the - on the first of the year?

REUBEN RICHARDS: Actually there are options, whether it's stock or cash, but they have indicated it would be cash.

ALAN WARGOWSKI: OK, thank you.

OPERATOR: As a reminder ladies and gentlemen, to ask a question, please press *1 on your touch-tone phone at this time. Once again, that is *1 to ask a question. Our next question is coming from Tom Demori (sp?) of State of Wisconsin.

TOM DEMORI (SP?): Good morning. Just had a question on the supply chain issues, you said that a vendor supplied container material and that caused a revenue shortfall, what about any recourse to the vendor to try to recover losses as a result of this? Are you pursuing that?

TOM WERTHAN: Yeah, it's Tom. We're -- I think we mentioned it earlier, we took a
1.3 million dollar charge during the quarter, pending returns to our supplier, you will see us recover, you know, I would say most of that going forward. Now I don't know if it will all be this quarter or it'll be over 2 quarters, it will probably end up showing up as a result of cost of goods.

TOM DEMORI: OK, so the 1.3 million dollar charge is in the cost of goods sold this quarter?


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                                                                    EXHIBIT 99.2
                                                                          Page 6


TOM WERTHAN: No - (inaudible portion due to cross talk) back in R&D.

TOM DEMORI: It's in R&D?

TOM WERTHAN: Actually the recovery will also be R&D.

TOM DEMORI: OK.

TOM WERTHAN: I'm sorry.

TOM DEMORI: OK thank you. And well, by my calculation and your own estimate, you are unlikely to be profitable in the next quarter even with 20 to 25% revenue increase, or positive on the cash flow basis, well, what other actions can you take in order to get to profitability?

TOM WERTHAN: you know, Tom - That continues to be the companies, as I said in my comments, you know, we have - we have two priorities, one was getting the new product technologies deployed and ramping with customers the second is to reduce our cost structure and manufacturing - improve manufacturing efficiencies to drive profitability. We had forecasted positive cash flow from operations for the current quarter, meaning the quarter that we're in today, before this supply chain issue. I would tell you I think it's - we're just one quarter delayed and by the December quarter we should hit that profitability, cash flow profitability from operations.

TOM DEMORI: OK, so - and much of that comes from not only revenues increasing but also cost take outs, consolidation of facilities?

TOM WERTHAN: Yes.

TOM DEMORI: OK. Can you elaborate a little more on what kind of actions you plan on taking to reduce your costs?

REUBEN RICHARDS: We - we have - as you heard on the call, you know, we've identified approximately 1.5 million dollars a quarter in - in cost savings, a number of those savings, and Tom, maybe you just want to outline the dollar numbers, but they come out of a couple of projects in R&D which we are going to discontinue as well as consolidation of shared services between consolidating locations.

TOM WERTHAN: That's being tried. The other thing Tom is that we are -- have been in the process of outsourcing a lot of our components over to Asia as that transfers more and more we will save money because right now as we ramp up production, we're really carrying extra overhead in our manufacturing facilities until the transition is complete and that's, you know, going further each quarter so we should be complete in the next, couple three months.

TOM DEMORI: OK, thank you.

TOM WERTHAN: Across the board, it's SG&A, R&D as well as manufacturing costs. Thank you very much.

OPERATOR: Thank you. Our next question is coming from Jeffrey Lowen (sp?) of Tuxedo RD Associates.

JEFFREY LOWEN: Good morning gentlemen.

ALL: Morning.

JEFFREY LOWEN: Could - could you clarify for me, I wasn't sure if I heard you correctly, discuss the commercial availability in Gelcore for lighting in calendar '05, is that what I heard you say?


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                                                                    EXHIBIT 99.2
                                                                          Page 7


REUBEN RICHARDS: Yeah, we have - there are products currently in development which we expect to release, I would call it, year end, you know, the December, January - call it the January time frame, for commercial lighting applications.

JEFFREY LOWEN: And is there any provision in terms of revenue goals where GE has the option or can exercise its option to purchase their - their minority position?

RUEBEN RICHARDS: No.

JEFFREY LOWEN: OK great.

REUBEN RICHARDS: There is no - there are no quit or call provisions or buy out provisions of any kind in this joint venture.

JEFFREY LOWEN: All right, thank you very much.

OPERATOR: Thank you, our next question is a follow up coming from Alan Wargowski of CIBC World Markets.


ALAN WARGOWSKI: I have two questions, the first is do you plan to do anything with the stock right now as far as any kind of buy backs, even a small buy back, go ahead with that please?

REUBEN RICHARDS: You know what, currently, and again, we have this discussion every quarter with the board. As we sit here today, the next board meeting will be in the first week in September, we'll have that discussion again and make a decision at that time, but as we sit here today, there is not a provision to buy back stock, although it is something we talk about frequently.

ALAN WARGOWSKI: OK and the second question and I apologize if I missed this earlier on the call, did you go over any estimates for Gelcore revenues or income for the remainder of the year?

REUBEN RICHARDS: Not income but calendar year '04 is plus or minus 70 million and it is net income positive as Tom said, the net income was about what, 700,000 last quarter, it continues - we expect it to be net income positive on an ongoing basis.

ALAN WARGOWSKI: OK and are you any closer to making a decision as to the final disposition of that JV?

REUBEN RICHARDS: You know, we continue to look at the strategic alternatives, we continue to have discussions with General Electric how best to grow this business and the strategic importance of Gelcore to the market in terms of LED lighting but we don't have a resolution.

ALAN WARGOWSKI: OK, thank you.

OPERATOR: There are no further questions. I'll just turn the floor back over to Rueben Richards for closing comments.

REUBEN RICHARDS: Well thank you everybody for attending the Q-3 conference call. I think while - while from a financial standpoint it wasn't what we expected, certainly I think the company's emerged from the quarter a stronger company, a more cost effective and productive company. The demand for products, particularly on the fiber optics side continues to outpace expectations and we continue to gain market share on a number of fronts. So we are very pleased about the business prospects. I want to emphasize that we are very cognizant that we need to drive the profitability, we are doing that as quickly as we can on - obviously the June quarter was a seize up in that direction but we are still dedicated to getting that done this year. So, we look forward to the next conference call. Thank you.


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                                                                    EXHIBIT 99.2
                                                                          Page 8


OPERATOR: Thank you. This does conclude today's teleconference. You may disconnect your lines at this time and have a great day. Thank you.


RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP

In his remarks set forth in this Exhibit 99.2, Mr. Werthan references R&D expense net of charges related to contaminated parts, net income (loss) excluding gain on debt extinguishment and discontinued operations, and operational cash flow, each of which is a non-GAAP financial measure. A non-GAAP financial measure is a numerical measure of a company's performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Registrant believes that the additional non-GAAP measures are useful to investors for financial analysis. Management uses these measures internally to evaluate its operating performance and the measures are used for planning and forecasting of future periods. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. The following reconciles each non-GAAP financial measure to its most directly comparable GAAP financial measure. Where no reconciliation is provided for a particular period, no non-GAAP financial measures were provided for such period.


(in millions except per share amounts)                 Three Months Ended
--------------------------------------         ------------------------------
                                                                                   Increase
                                               June 30, 2004   March 31, 2004     (Decrease)
                                               -------------   --------------     ----------
R&D expense net of charges related to
contaminated parts .......................         $ 11.0           $ 11.4           $ (0.4)
One-time contaminated parts charge .......            1.3                -              1.3
                                                      ---                -              ---
Total operating expenses .................         $ 12.3           $ 11.4             $0.9
                                                   ======           ======             ====

--------------------------------------------------------------------------------------------

Net income (loss) excluding gain on debt extinguishment
 and discontinued operations .....................................  $(10.2)
Net gain on debt extinguishment ..................................    12.3
Loss from discontinued operations ................................    (0.3)
                                                                    --------
Net income (loss) ................................................  $  1.8
                                                                    ========


Net income (loss) excluding gain on debt extinguishment
 and discontinued operations per basic share .....................  $ (0.24)
Net gain on debt extinguishment per basic share ..................     0.29
Loss from discontinued operations per basic share ................    (0.01)
                                                                    --------
Net income (loss) per basic share ................................  $  0.04
                                                                    ========

--------------------------------------------------------------------------------------------

Operational cash flow ...........................  $ (7.8)
Less:
   Interest payment .............................     1.8
   Operating expenses incurred but not yet paid..     1.3
   Cash received other than from operations .....     0.6
                                                   --------
Net cash used for operating activities ..........  $(11.5)
                                                   ========